Exhibit 99.1

NEWS RELEASE

CONTACT:
Janine Orf
(314) 275-3680
jorf@patriotcoal.com
FOR IMMEDIATE RELEASE
PATRIOT COAL SELLS METALLURGICAL COAL TO ASIAN DESTINATIONS
     ST. LOUIS, March 15 — Patriot Coal Corporation (NYSE: PCX) today reported that it has reached an agreement to sell approximately 1.5 million tons of metallurgical coal for delivery beginning in April 2010 through early 2011 to steel mills in the Pacific Rim. The coal will be sourced primarily from the Company’s Panther and Winchester mines. The sale was arranged through a third party, Xcoal, which has an extensive presence in Asian markets.
     “This transaction opens up new markets for our products, and also provides Patriot considerable upside in selling additional Panther coal in global metallurgical coal markets,” commented Patriot Chief Executive Officer Richard M. Whiting. “With this sale, we now expect our 2010 met coal shipments will be more than 7.0 million tons, with nearly 2.0 million of this volume coming from the Panther mine. This represents more than a 30 percent increase in total met shipments over 2009 levels. Further, we expect to see additional opportunities for met coal sales to Asia as 2010 unfolds.”
About Patriot Coal
Patriot Coal Corporation is a leading producer and marketer of coal in the eastern United States, with 14 current mining complexes in Appalachia and the Illinois Basin. The Company ships to domestic and international electric utilities, industrial users and metallurgical coal customers, and controls approximately 1.8 billion tons of proven and probable coal reserves. The Company’s common stock trades on the New York Stock Exchange under the symbol PCX.
Forward Looking Statements
Certain statements in this press release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. These statements involve certain risks and uncertainties that may be beyond our control and may cause our actual future results to differ materially from expectations. We do not undertake to update our forward-looking statements. Factors that could affect our results include, but are not limited to: price volatility and demand, particularly in higher margin products; geologic, equipment and operational risks associated with mining; changes in general economic conditions, including coal and power market conditions; the availability and costs of competing energy resources; legislative and regulatory developments; risks associated with environmental laws and compliance; developments in greenhouse gas emission regulation and treatment; coal mining laws and regulations; labor availability and relations; changes in postretirement benefit obligations; changes in contribution requirements to multi-employer benefit funds; reductions of purchases or deferral of deliveries by major customers; availability and costs of credit; customer performance and credit risks; inflationary trends; worldwide economic and political conditions; downturns in consumer and company spending; supplier and contract miner performance and the availability and cost of key equipment and commodities; availability and costs of transportation; the Company’s ability to replace coal reserves; the outcome of commercial negotiations involving sales contracts or other transactions; our ability to respond to changing customer preferences; failure to comply with debt covenants; the outcome of pending or future litigation; the effects of mergers, acquisitions and divestitures; and weather patterns affecting energy demand. The Company undertakes no obligation (and expressly disclaims any such obligation) to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise. For additional information concerning factors that could cause actual results to materially differ from those projected herein, please refer to the Company’s Form 10-K and Form 10-Q reports.
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